                                                                   EXHIBIT 99.13



                              PURCHASE AGREEMENT


        Prudential Developing Markets Fund (the Fund), an open-end, diversified management investment company and a Delaware business trust, and Prudential Investments Fund Management LLC, a New York limited liability company (PIFM), intending to be legally bound, hereby agree as follows:

        1. In order to provide the Fund with its initial capital, the Trust hereby sells to PIFM, and PIFM hereby purchases, 10,000 shares of beneficial interest (the Shares) of the Trust. The Shares are apportioned as follows:
Prudential Developing Markets Equity Fund: 1,250 Shares of Class A, 1,250 of Class B, 1,250 Class C and 1,250 Shares of Class Z, each at the net asset value of $10.00 per share; and Prudential Latin America Equity Fund: 1,250 Shares of Class A, 1,250 Shares of Class B, 1,250 Shares of Class C, and 1,250 Shares of Class Z. The Trust hereby acknowledges receipt from PIFM of funds in the amount of $100,000 in full payment for the Shares.

        2. PIFM represents and warrants to the Trust that the Shares are being acquired for investment and not with a view to distribution thereof and that PIFM has no present intention to redeem and dispose of any of the Shares.

        3. PIFM hereby agrees that it will not redeem any of the Shares except in direct proportion to the amortization of organizational expenses by the Trust. In the event that the Trust liquidates before deferred organizational expenses are fully amortized, then the Shares shall bear their proportionate share of such unamortized organizational expenses.

        IN WITNESS THEREOF, the parties have executed this agreement as of the 1st day of June, 1998.


                                        Prudential Developing Markets Fund


                                        By: /s/ Richard A. Redeker
                                            -------------------------------
                                            Richard A. Redeker
                                            President


                                        Prudential Investments Fund Management
                                        LLC


                                        By: /s/ Robert F. Gunia
                                            --------------------------------
                                            Robert F. Gunia
                                            Executive Vice President